FIRST AMENDMENT TO CREDIT AGREEMENT

    THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is entered into as of February 1, 2001, by and among TRACK 'N TRAIL, a California corporation ("TNT"), and OVERLAND MANAGEMENT CORPORATION, a Massachusetts corporation ("OMC") (TNT and OMC are sometimes collectively referred to herein as the "Borrowers" and individually as a "Borrower"); the other Credit Parties signatory hereto; GENERAL ELECTRIC CAPITAL CORPORATION, a New York corporation (in its individual capacity, "GE Capital"), for itself, as a Lender, and as Agent for Lenders (in such capacity, "Agent"), and the other Lenders signatory hereto from time to time (collectively, the "Lenders"), with reference to the following facts:

RECITALS

    A.  Pursuant to the Credit Agreement dated as of March 30, 2000, by and among Borrowers and Lenders, (the "Credit Agreement"), Lenders agreed to make certain financial accommodations to or for the benefit of Borrowers upon the terms and conditions contained therein.

    B.  Borrowers have breached certain financial covenants contained within the Credit Agreement.  Borrowers have requested that Lenders (i) waive such certain Defaults and Events of Default, (ii) agree to certain amendments of certain financial covenants under the Credit Agreement, (iii) permit Borrowers to incur at least $250,000 and at most $500,000 in Subordinated Debt for an additional loan to Borrowers to be made by Barbara Suechting ("Subordinated Lender"), and (iv) provide temporary overadvances to Borrowers for a period of 60 days. Lenders have agreed to provide such waiver, to make such amendments, to permit such Subordinated Debt, and to provide such temporary overadvances, in each case subject to the terms and conditions set forth in this Amendment.

    NOW, THEREFORE, in consideration of the promises and mutual agreements under the Credit Agreement and the other Loan Documents, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

    1.  Definitions.  Unless otherwise defined in this Amendment, capitalized terms used herein have the meanings given to them in the Credit Agreement. Unless otherwise stated, references herein to sections, annexes, exhibits, or schedules shall refer to sections, annexes, exhibits, or schedules of the Credit Agreement.

    2.  Additional Definitions.  As used herein, the following terms shall have the respective meanings given to them below, and the Credit Agreement is hereby amended to include, in addition and not in limitation, each of the following definitions:

    "Existing Defaults" shall mean the Events of Default that have occurred and are continuing through the date hereof and that are particularly identified on Exhibit A hereto.

    "First Amendment" shall mean this First Amendment to Credit Agreement.

    "First Amendment Closing Date" shall have the meaning set forth in paragraph 11 below.

    "Temporary Overadvances" shall have the meaning set forth in paragraph 9 below.

    3.  Acknowledgment of Obligations.  Borrowers hereby acknowledge, confirm and agree that as of the close of business on January 31, 2001, Borrowers were indebted to Lenders in respect of the Revolving Credit Loan in the approximate principal amount of $10,953,851.24. The Revolving Credit Loan, together with interest accrued and accruing thereon, and fees, costs, expenses and other charges now or hereafter payable by Borrowers to Lenders, are unconditionally owing by Borrowers to Lenders, without offset, defense or counterclaim of any kind, nature or description whatsoever.

    4.  Acknowledgment of Security Interests.  Borrowers hereby acknowledge, confirm and agree that Lenders have and shall continue to have valid, enforceable and perfected first-priority liens upon and security interests in the Collateral heretofore granted to Lenders pursuant to the Loan Documents or otherwise granted to or held by Lenders.

    5.  Binding Effect of Documents.  Each of the Borrowers hereby acknowledges, confirms and agrees that: (a) each of the Loan Documents to which it is a party has been duly executed and delivered to Lender by such Borrower, and each is in full force and effect as of the date hereof, (b) the agreements and obligations of such Borrower contained in such documents and in this First Amendment constitute the legal, valid and binding Obligations of such Borrower, enforceable against it in accordance with their respective terms, and such Borrower has no valid defense to the enforcement of such Obligations, and (c) Lenders are and shall be entitled to the rights, remedies and benefits provided for in the Loan Documents and applicable law.

    6.  Incorporation of Credit Agreement and Other Loan Documents.  Except as expressly modified under this Amendment, all of the terms and conditions set forth in the Credit Agreement and the other Loan Documents remain in full force and effect, and the obligations of Borrower under the Credit Agreement and the other Loan Documents are hereby acknowledged, confirmed and ratified by Borrower.

    7.  Waiver of Existing Defaults.  Effective upon the First Amendment Closing Date, Lenders hereby waive (i) each of the Existing Defaults, and (ii) the ability to assert any rights or remedies against Borrowers based on or arising under the Existing Defaults. Lenders confirm that, as of the date of this First Amendment, they have not identified, and have not received notice from Borrower of, any current Defaults or Events of Default other than the Existing Defaults. The waiver contained in this paragraph is effective only in the specific instance and for the specific purpose set forth above, and is subject to the further limitations set forth in paragraph 14.5 of this Amendment.

    8.  Subordinated Debt.  Subject to the execution and delivery by Subordinated Lender of a subordination agreement in favor of and in form and content acceptable to Lenders, Lenders hereby consent to the incurrence by Borrowers of Subordinated Debt of not less than $250,000 and not more than $500,000 upon the receipt by Borrower from Subordinated Lender of a cash advance in an amount equal to such Subordinated Debt. Borrowers shall use reasonable commercial efforts to obtain such cash advance on or before March 15, 2001 (the date Borrowers receive such cash advance being referred to as the "Subordinated Debt Funding Date"). If Borrowers fail to obtain such cash advance of not less than $250,000 on or before March15, 2001, such failure shall constitute an Event of Default.

    9.  Temporary Overadvances.  Pursuant to, and subject to the terms and conditions of, Section 1.1(a)(iii), Agent shall make available to Borrowers, during the period from the Subordinated Debt Funding Date through the 60th day after the Subordinated Debt Funding Date, Overadvances of up to $500,000 (the "Temporary Overadvances"). Notwithstanding the provisions of Sections 1.1(a)(iii) and 1.5(a), the Applicable Revolver Index Margin on all Temporary Overadvances shall be 3.5% per annum, and the Applicable Revolver LIBOR Margin shall be 6.0% per annum. From and after the 60th day after the Subordinated Debt Funding Date, Borrower shall have no further right to request or receive any Temporary Overadvances. If Borrower fails to maintain the Temporary Overadvances within the respective limits set forth above, or to repay the Temporary Overadvances in full on or before the close of business on the 60th day after the Subordinated Debt Funding Date, such failure will constitute an Event of Default.

    10.  Amendments to Credit Agreement.

      10.1 Clause (iv) of Section 1.7(b) is hereby deleted in its entirety and is replaced by the following:

    (iv)
    is located at any site if the aggregate book value of Inventory at any such location is less than $100,000; provided, that Inventory located at up to 45 retail sites where the aggregate book value of Inventory at any such retail site is greater than $75,000 and less than $100,000 shall constitute Eligible Inventory,

      10.2 Paragraph (a) of Annex G is hereby deleted in its entirety and the following is substituted therefor:

        (a)  Minimum Capital Expenditures.  Borrowers and Their Subsidiaries on a consolidated basis shall not make Capital Expenditures in excess of (i) $600,000 in the aggregate during Fiscal Year 2001, and (ii) $1,500,000 during any Fiscal Year after Fiscal Year 2001.

      10.3 Paragraph (b) of Annex G is hereby deleted in its entirety and the following is substituted therefor:

        (b)  Minimum Fixed Charge Coverage Ratio.

        (1) Borrowers and their Subsidiaries shall have on a consolidated basis at the end of each Fiscal Month set forth below, a Fixed Charge Coverage Ratio for the 12-month period then ended of not less than the following:

Fiscal Month Ending	Fixed Charge Coverage Ratio
January 2001	.90 : 1.0
February 2001	.90 : 1.0
March 2001	.90 : 1.0
April 2001	.90 : 1.0
May 2001	.90 : 1.0
June 2001	.90 : 1.0
July 2001	.90 : 1.0
August 2001	.90 : 1.0
September 2001	1.0 : 1.0
October 2001	1.0 : 1.0
November 2001	1.0 : 1.0
December 2001	1.1 : 1.0

        (2) Borrowers and their Subsidiaries on a consolidated basis shall have, at the end of each Fiscal Quarter ending after December 2001, a Fixed Charge Coverage Ratio for the 12-month period then ended of not less than 1.2 : 1.0

      10.4 Paragraph (c) of Annex G is hereby deleted in its entirety and the following is substituted therefor:

        (c)  Minimum EBITDA.

        (1) Borrowers and their Subsidiaries on a consolidated basis shall have, at the end of each Fiscal Month set forth below, EBITDA for the 12-month period then ended, of not less than the following:

Fiscal Month Ending	EBITDA
January 2001	$2,270,000
February 2001	$2,380,000
March 2001	$1,980,000
April 2001	$2,140,000
May 2001	$2,220,000
June 2001	$2,400,000
July 2001	$2,310,000
August 2001	$2,690,000
September 2001	$3,090,000
October 2001	$3,650,000
November 2001	$3,880,000
December 2001	$4,000,000

        (2) Borrowers and their Subsidiaries on a consolidated basis shall have, at the end of each Fiscal Quarter ending after December 2001, EBITDA for the 12-month period then ended, of not less than $4,000,000.

    11.  Conditions of Effectiveness (First Amendment). This Amendment shall not become effective until:

      (i)  Agent has received copies of this Amendment that, taken together, bear the signatures of Lenders, Borrowers and Credit Parties;

      (ii) Agent has received a Secretary's Certificate, in form and substance satisfactory to Agent, executed by the corporate Secretary of each Borrower, confirming the incorporation and good standing of such Borrower and the adoption by the Board of Directors of each Borrower of resolutions authorizing the execution and delivery of this Amendment; and

      (iii) Borrowers have paid to Agent, for the ratable benefit of the Lenders, in consideration for the waiver and modifications of financial covenants set forth above, a fee of $35,000. Such fee may be paid by a Revolving Credit Advance initiated by Agent.

    12.  Representations and Warranties. Each Borrower hereby represents and warrants that the representations and warranties contained in the Credit Agreement were true and correct in all material respects when made and, except to the extent (a) that a particular representation or warranty by its terms expressly applies only to an earlier date, or (b) Borrower has previously advised Lender in writing as contemplated under the Credit Agreement, are true and correct in all material respects as of the date hereof. Except to the extent expressly modified above, the Credit Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof.

    13.  Reference to and Effect on Credit Agreement and Related Documents.

        13.1  Upon the effectiveness of this Amendment, on and after the date hereof each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of like import shall mean and be a reference to the Credit Agreement as amended hereby and each reference in the

    Loan Documents to the Credit Agreement shall also mean and be a reference to the Credit Agreement as amended hereby.

        13.2  Except as expressly modified under paragraph 9 of this Amendment, all of the terms and conditions set forth in the Credit Agreement and the other Loan Documents remain in full force and effect, and the Obligations of Borrower under the Credit Agreement and the other Loan Documents are hereby acknowledged, confirmed and ratified by Borrowers.

    14.  Miscellaneous.

        14.1  Further Events of Default. The failure of Borrower to satisfy any of its obligations under this Amendment shall constitute an Event of Default.

        14.2  Release.  In consideration of the agreements of Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Borrowers, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges each of the Lenders, and its respective successors and assigns, and its respective present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (the Lenders and all such other Persons being hereinafter referred to collectively as the "Releasees" and individually as a "Releasee"), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a "Claim" and collectively, "Claims") of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which such Borrower or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, including, without limitation, for or on account of, or in relation to, or in any way in connection with any of the Loan Agreement, or any of the other Loan Documents or transactions thereunder or related thereto.

        Each Borrower understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

        Each Borrower agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

        Each Borrower acknowledges that it is familiar with, and has been advised by its counsel concerning, the provisions of Section 1542 of the California Civil Code, which provides as follows:

        A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

      Each Borrower expressly waives any and all rights under Section 1542 of the California Civil Code, and under any federal or state statute or law of similar effect.

        14.3  Covenant Not to Sue.  Each Borrower, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by Borrower pursuant to paragraph 13.2 above. If any Borrower or any of its successors, assigns or other legal representations violates the foregoing covenant, each Borrower, for itself and its successors, assigns and legal representatives, agrees, jointly and severally, to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys' fees and costs incurred by any Releasee as a result of such violation.

        14.4  Successors and Assigns.  This Amendment shall be binding on and shall inure to the benefit of Borrowers, Agent, Lenders, and their respective successors and permitted assigns, except as otherwise provided in the Credit Agreement. Nothing in this Amendment, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under this Amendment.

        14.5  Entire Agreement.  This Amendment, together with the Credit Agreement and the other Loan Documents, is the entire agreement between the parties hereto with respect to the subject matter hereof. This Amendment supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof. Except as otherwise expressly modified herein, the Loan Documents shall remain in full force and effect.

        14.6  Governing Law.  This Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of California applicable to contracts made and performed in such state, without regard to the principles thereof regarding conflict of laws.

        14.7  No Waiver.  Except as specifically set forth in paragraphs 7 and 9 of this Amendment, the execution, delivery and effectiveness of this Amendment shall not (a) limit, impair, constitute a waiver of or otherwise affect any right, power or remedy by Lender under the Credit Agreement or any other Loan Document, (b) constitute a waiver of any provision in the Credit Agreement or in any of the other Loan Documents, or (c) alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

        14.8  Section Titles.  The section titles contained in this Amendment are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

        14.9  Counterparts.  This Amendment may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

        14.10  Conflict of Terms.  In the event of any inconsistency between the provisions of this Amendment and any provision of the Credit Agreement, the terms and provisions of this Amendment shall govern and control.

    IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first written above.

"Borrowers"
TRACK 'N TRAIL, a California corporation, as a Borrower
By:	/s/ DANIEL J. NAHMENS Daniel J. Nahmens Chief Financial Officer
OVERLAND MANAGEMENT CORPORATION, a Massachusetts corporation, as a Borrower
By:	/s/ DANIEL J. NAHMENS Daniel J. Nahmens Chief Financial Officer
GENERAL ELECTRIC CAPITAL CORPORATION, as Agent and a Lender
By:	/s/ MARK MASCIA Mark Mascia Duly Authorized Signatory

    The undersigned, in their capacities as Credit Parties and as Guarantors of the Obligations, hereby acknowledge and approve the Amendment set forth above, and reaffirm their obligations as Guarantors, without offset or defense of any kind.

TRACK 'N TRAIL, a Delaware corporation, as a Credit Party and Guarantor
By:	/s/ DANIEL J. NAHMENS Daniel J. Nahmens Chief Financial Officer
NEVIN'S EAGLES NEST, INC., a Colorado corporation, as a Credit Party and Guarantor
By:	/s/ DANIEL J. NAHMENS Daniel J. Nahmens Chief Financial Officer

EXHIBIT A

    Existing Defaults

      (a) Pursuant to Section 6.10 and Annex G of the Loan Agreement, Borrowers are required, among other things, to maintain a Fixed Charge Coverage Ratio at the end of the Fiscal Quarter ending December 30, 2000, measured cumulatively for the 12-month period then ended, of not less than 1.2. Borrowers have failed to maintain such required minimum Fixed Charge Coverage Ratio. Such failure constitutes an Event of Default pursuant to Section 8.1(b) of the Loan Agreement.

      (b) Pursuant to Section 6.10 and Annex G of the Loan Agreement, Borrowers are also required, among other things, to have EBITDA at the end of each Fiscal Month set forth below, measured cumulatively for the respective periods set forth below, of not less than the following:

Period	EBITDA
December 26, 1999—October 28, 2000	$1,170,000
December 26, 2000—November 25, 2000	$1,080,000
December 26, 1999—December 25, 2000	$3,870,000

    For each such period, Borrowers have failed to maintain the required minimum EBITDA. Each and every such failure constitutes a separate Event of Default pursuant to Section 8.1(b) of the Loan Agreement.